THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


        Subject to Completion, Pricing Supplement dated February 1, 2002


PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 64 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                   Dated            , 2002
                                                                  Rule 424(b)(3)


                                 $
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                         10% SPARQS due August 30, 2003
                          Mandatorily Exchangeable for
                 Shares of Common Stock of SIEBEL SYSTEMS, INC.

     Stock Participation Accreting Redemption Quarterly-pay Securities(SM)
                                 ("SPARQS(SM)")

The SPARQS will pay 10% interest per year but do not guarantee any return of principal at maturity. Instead, the SPARQS will pay at maturity a number of shares of Siebel common stock, subject to our right to call the SPARQS for cash
at any time beginning February   , 2003.

o    The principal amount and issue price of each SPARQS is $       , which is
     equal to the closing price of Siebel common stock on the day we offer the SPARQS for initial sale to the public.

o    We will pay 10% interest (equivalent to $          per year) on the $
     principal amount of each SPARQS. Interest will be paid quarterly, beginning May 30, 2002.

o At maturity, unless we have previously called the SPARQS for the cash call price, you will receive one share of Siebel common stock in exchange for each SPARQS, subject to adjustment for certain corporate events relating to Siebel Systems, Inc.

o    Beginning February   , 2003, we have the right to call all of the SPARQS at
     any time and pay to you the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per
     SPARQS that, together with all of the interest paid on the SPARQS to and
     including the call date, gives you a yield to call of   % per annum on the
     issue price of each SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.

o If we decide to call the SPARQS, we will give you notice at least 10 but not more than 30 days before the call date specified in the notice. You will not have the right to exchange your SPARQS for Siebel common stock prior to maturity.

o    Investing in SPARQS is not equivalent to investing in Siebel common stock.

o Siebel Systems, Inc. is not involved in this offering of SPARQS in any way and will have no obligation of any kind with respect to the SPARQS.

o We will apply to list the SPARQS to trade under the proposed symbol "SBM" on the American Stock Exchange LLC.

You should read the more detailed description of the SPARQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of SPARQS."

The SPARQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------

                             PRICE $    PER SPARQS

                            -----------------------


                                   Price           Agent's        Proceeds to
                                to Public(1)     Commissions     the Company(1)
                                ------------     -----------     --------------
Per SPARQS....................       $               $                $
Total.........................       $               $                $

------------------
(1)   Plus accrued interest, if any, from the original issue date.

If you purchase at least 100,000 SPARQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the
price will be $       per SPARQS (  % of the issue price). In that case, the
Agent's commissions will be $       per SPARQS.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the SPARQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The SPARQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the SPARQS at maturity is linked to the performance of the common stock of Siebel Systems, Inc., which we refer to as Siebel Stock. The SPARQS also provide fixed quarterly payments at an annual rate of 10% based on the principal amount of each SPARQS. Unlike ordinary debt securities, SPARQS do not guarantee the return of principal at maturity. Instead the SPARQS pay a number of shares of Siebel Stock at maturity, subject to our right to call the
SPARQS for cash at any time on or after February   , 2003. The payment you will
receive in the event that we exercise our call right will depend upon the call date and will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield
to call of   % per annum on the issue price of the SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.

     "Stock Participation Accreting Redemption Quarterly-pay Securities" and "SPARQS" are our service marks.


Each SPARQS                   We, Morgan Stanley Dean Witter & Co., are offering
costs $                       10% Stock Participation Accreting Redemption
                              Quarterly-pay Securities(sm) due August 30, 2003,
                              Mandatorily Exchangeable for Shares of Common
                              Stock of Siebel Systems, Inc., which we refer to
                              as the SPARQS(sm). The principal amount and issue
                              price of each SPARQS is $       , which is equal
                              to the closing price of Siebel Stock on the day we offer the SPARQS for initial sale to the public.

No guaranteed                 Unlike ordinary debt securities, the SPARQS do
return of principal           not guarantee any return of principal at
                              maturity. Instead the SPARQS will pay an amount of Siebel Stock at maturity, subject to our prior call of the SPARQS for the applicable call price in cash. Investing in SPARQS is not equivalent to investing in Siebel Stock.

10% interest on the           We will pay interest on the SPARQS, at the rate
principal amount              of 10% of the principal amount per year,
                              quarterly on each February 28, May 30, August 30 and November 30, beginning May 30, 2002. The interest rate we pay on the SPARQS is more than the current dividend rate on Siebel Stock. The
                              SPARQS will mature on August 30, 2003. If we call the SPARQS, we will pay accrued but unpaid interest on the SPARQS to but excluding the applicable call date.

Payout at maturity            At maturity, if we have not previously called the
                              SPARQS, we will deliver to you a number of shares
                              of Siebel Stock equal to the exchange ratio for
                              each $        principal amount of SPARQS you hold.
                              The initial exchange ratio is one share of Siebel
                              Stock per SPARQS, subject to adjustment for certain corporate events relating to Siebel
                              Systems, Inc., which we refer to as Siebel. You do not have the right to exchange your SPARQS for Siebel Stock prior to maturity.

                              You can review the historical prices of Siebel Stock in the section of this pricing supplement called "Description of SPARQS--Historical Information."

                              If a market disruption event occurs on August 19, 2003, the maturity date of the SPARQS may be postponed. See the section of this pricing supplement called "Description of
                              SPARQS--Maturity Date."

Your return on the            The return investors realize on the SPARQS may be
SPARQS may be                 limited by our call right. We have the right to
limited by our call right     call all of the SPARQS at any time beginning
                              February   , 2003, including at maturity, for the
                              cash call price, which will be calculated based
                              on the call date. The call price will be an
                              amount of cash per SPARQS that, together with all
                              of the interest paid on the SPARQS to and
                              including the call date, gives you a yield to
                              call of   % per annum on the issue price of each
                              SPARQS from and including the date of issuance to but excluding the call date.

                              You should not expect to obtain a total yield
                              (including interest payments) of more than   % per
                              annum on the issue price of the SPARQS to the date we exercise our call right. If we call the SPARQS, you will receive the cash call price and not Siebel Stock or an amount based upon the market price of Siebel Stock.

                              The yield to call, and the call price for a
                              particular call date that the yield to call
                              implies, takes into account the time value of any periodic payments that are made on a given investment. That is, in the case of the SPARQS, the yield to call assumes that an investor in the SPARQS earns the yield to call rate on a particular cash flow on the SPARQS, such as an interest payment or the payment of the call price on a particular call date, from the date of issuance of the SPARQS to but excluding the date of the applicable payment. As a result, the call price for any call date is an amount per SPARQS such that the present value of all of the payments made on the SPARQS to and including the applicable call date (i.e., including the call price and all of the interest payments), when discounted to the date of issuance from the payment date of those cash flows at the yield to
                              call rate of   % per annum, equals the issue price
                              of the SPARQS.

                              If we call the SPARQS, we will do the following:

                              o send a notice announcing that we have decided to call the SPARQS;

                              o specify in the notice a call date when you will receive payment in exchange for delivering your SPARQS to the trustee; that call date will not be less than 10 nor more than 30 days after the date of the notice; and

                              o specify in the notice the cash call price that we will pay to you in exchange for each SPARQS.

                              If we were to call the SPARQS on February   ,
                              2003, which is the earliest day on which we may call the SPARQS, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call date,
                              would be $      per SPARQS. If we were to call the
                              SPARQS on the maturity date, the total payment
                              you would receive on the SPARQS, including
                              interest paid from the date of issuance through the call date (which is the same date that would have otherwise been the maturity date), would be
                              $      per SPARQS.

The yield to call on the      The yield to call on the SPARQS is   %, which
SPARQS is     %               means that the annualized rate of return that you
                              will receive on the issue price of the SPARQS if
                              we call the SPARQS will be   %. The calculation
                              of the yield to call takes into account the issue
                              price of the SPARQS, the time to the call date,
                              and the amount and timing of interest payments on
                              the SPARQS, as well as the call price. If we call
                              the SPARQS on any particular call date, the call
                              price will be an amount so that the yield to call
                              on the SPARQS to but excluding the call date will
                              be   % per annum.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank (formerly known as The Chase Manhattan
                              Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the call price that you will receive if we call the SPARQS. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of Siebel
                              Stock and that we describe in the section of this pricing supplement called "Description of
                              SPARQS--Antidilution Adjustments."

No affiliation with           Siebel is not an affiliate of ours and is not
Siebel                        involved with this offering in any way. The
                              obligations represented by the SPARQS are obligations of Morgan Stanley Dean Witter & Co.
                              and not of the Siebel.

Where you can find more       The SPARQS are senior notes issued as part of our
information on the SPARQS     Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated January 24, 2001. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate
                              Notes" and "--Exchangeable Notes."

                              For a detailed description of the terms of the SPARQS, including the specific mechanics for exercise of our call right, you should read the "Description of SPARQS" section in this pricing supplement. You should also read about some of the risks involved in investing in SPARQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the SPARQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the SPARQS.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The SPARQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Siebel Stock, there is no guaranteed return of principal. Investing in SPARQS is not equivalent to investing directly in Siebel Stock. In addition, you do not have the right to exchange your SPARQS for Siebel Stock prior to maturity. The return investors realize on the SPARQS may be limited by our call right. This section describes the most significant risks relating to the SPARQS. You should carefully consider whether the SPARQS are suited to your particular circumstances before you decide to purchase them.

SPARQS are not ordinary           The SPARQS combine features of equity and
senior notes --                   debt. The terms of the SPARQS differ from
no guaranteed return of           those of ordinary debt securities in that we
principal                         will not pay you a fixed amount at maturity.
                                  Our payout to you at maturity will be a
                                  number of shares of Siebel Stock, subject to
                                  our right to call the SPARQS for cash at any
                                  time beginning February   , 2003. If the
                                  market price of Siebel Stock at maturity is less than the market price on the day we offer the SPARQS for initial sale to the public and we have not called the SPARQS, we will pay you an amount of Siebel Stock with a value that is less than the principal amount of the SPARQS.

Your appreciation                 The appreciation potential of the SPARQS may
potential may be limited by       be limited by our call right. The $      issue
our call right                    price of one SPARQS is equal to the market
                                  price of one share of Siebel Stock on the day
                                  we offer the SPARQS for initial sale to the
                                  public. If we exercise our call right, you
                                  will receive the cash call price described
                                  under "Description of SPARQS--Call Price"
                                  below and not Siebel Stock or an amount based
                                  upon the market price of Siebel Stock. The
                                  payment you will receive in the event that we
                                  exercise our call right will depend upon the
                                  call date and will be an amount of cash per
                                  SPARQS that, together with all of the
                                  interest paid on the SPARQS to and including
                                  the call date, represents a yield to call of
                                    % per annum on the issue price of the SPARQS
                                  from the date of issuance to but excluding
                                  the call date. We may call the SPARQS at any
                                  time on or after February   , 2003, including
                                  on the maturity date. You should not expect
                                  to obtain a total yield (including interest
                                  payments) of more than   % per annum on the
                                  issue price of the SPARQS to the date we exercise our call right.

Secondary trading                 There may be little or no secondary market
may be limited                    for the SPARQS. Although we will apply to
                                  list the SPARQS on the American Stock
                                  Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing.
                                  Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                  currently intends to act as a market maker for the SPARQS but is not required to do so.

Market price of the SPARQS        Several factors, many of which are beyond our
influenced by many                control, will influence the value of the
unpredictable factors             SPARQS. We expect that generally the market
                                  price of Siebel Stock on any day will affect
                                  the value of the SPARQS more than any other
                                  single factor. However, because we have the
                                  right to call the SPARQS at any time
                                  beginning February   , 2003 for a call price
                                  that is not linked to the market price of Siebel Stock, the SPARQS may trade differently from Siebel Stock. Other factors that may influence the value of the SPARQS include:

                                  o the volatility (frequency and magnitude of changes in price) of Siebel Stock

                                  o  the dividend rate on Siebel Stock

                                  o economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Siebel Stock

                                  o  interest and yield rates in the market

                                  o the time remaining until we can call the SPARQS and until the SPARQS mature

                                  o  our creditworthiness

                                  Some or all of these factors will influence the price you will receive if you sell your SPARQS prior to maturity. For example, you may have to sell your SPARQS at a substantial discount from the principal amount if the market price of Siebel Stock is at, below, or not sufficiently above the initial market price.

                                  You cannot predict the future performance of
                                  Siebel Stock based on its historical
                                  performance. The price of Siebel Stock may
                                  decrease so that you will receive at maturity an amount of Siebel Stock worth less than the principal amount of the SPARQS. We cannot guarantee that the price of Siebel Stock will increase so that you will receive at maturity an amount of Siebel Stock worth more than the principal amount of the SPARQS. If we exercise our call right and call the SPARQS, you will receive the cash call price and not Siebel Stock, and your yield to the call date (including all of the interest paid on the
                                  SPARQS) will be   % per annum on the issue
                                  price of each SPARQS, which may be more or less than the yield on a direct investment in Siebel Stock.

No affiliation with               We are not affiliated with Siebel.  Although
Siebel                            we do not have any non-public information
                                  about Siebel as of the date of this pricing supplement, we or our affiliates may presently or from time to time engage in business with Siebel, including extending loans to, or making equity investments in, Siebel or providing advisory services to Siebel, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Siebel. Neither we nor any of our affiliates undertakes to disclose any such information to you.
                                  Moreover, we have no ability to control or predict the actions of Siebel, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. We or our affiliates from time to time have published and in the future may publish research reports with respect to Siebel. These research reports may or may not recommend that investors buy or hold Siebel Stock.
                                  Siebel is not involved in the offering of the SPARQS in any way and has no obligation to consider your interest as an owner of SPARQS in taking any corporate actions that might affect the value of your SPARQS. None of the money you pay for the SPARQS will go to Siebel.

You have no                       As an owner of SPARQS, you will not have
shareholder rights                voting rights or rights to receive dividends
                                  or other distributions or any other rights with respect to Siebel Stock.

The antidilution adjustments      MS & Co., as calculation agent, will adjust
we are required to make do        the amount payable at maturity for certain
not cover every corporate         events affecting Siebel Stock, such as stock
event that can affect Siebel      splits and stock dividends, and certain other
Stock                             corporate actions involving Siebel, such as
                                  mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect Siebel Stock.
                                  For example, the calculation agent is not required to make any adjustments if Siebel or anyone else makes a partial tender or partial exchange offer for Siebel Stock. If an event occurs that does not require the calculation agent to adjust the amount of Siebel Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

Adverse economic interests of     As calculation agent, our affiliate MS & Co.
the calculation agent and its     will calculate the cash amount you will
affiliates may influence          receive if we call the SPARQS and what
determinations                    adjustments should be made to the exchange
                                  ratio to reflect certain corporate and other events. We expect that MS & Co. and other affiliates will carry out hedging activities related to the SPARQS (and possibly to other instruments linked to Siebel Stock), including trading in Siebel Stock as well as in other instruments related to Siebel Stock.
                                  Any of these hedging activities and MS &
                                  Co.'s affiliation with us could influence MS
                                  & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio. MS & Co. and some of our other subsidiaries also trade Siebel Stock and other financial instruments related to Siebel Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Siebel
                                  Stock and, accordingly, could affect your payout on the SPARQS.

Because the characterization      You should also consider the tax consequences
of the SPARQS for federal         of investing in the SPARQS. There is no
income tax purposes is            direct legal authority as to the proper tax
uncertain, the material           treatment of the SPARQS, and therefore
federal income tax                significant aspects of the tax treatment of
consequences of an                the SPARQS are uncertain. Pursuant to the
investment in the SPARQS          terms of the SPARQS, Morgan Stanley and you
are uncertain                     agree to treat a SPARQS as an investment unit
                                  consisting of (A) a terminable forward
                                  contract and (B) a deposit with us of a fixed amount of cash to secure your obligation under the terminable forward contract, as described in the section of this pricing supplement called "Description of
                                  SPARQS--United States Federal Income
                                  Taxation--General." The terminable forward contract (i) requires you (subject to our call right) to purchase Siebel Stock from us at maturity, and (ii) allows us, upon exercise of our call right, to terminate the terminable forward contract by returning your deposit and paying to you an amount of cash equal to the difference between the deposit and the call price. If the Internal Revenue
                                  Service (the "IRS") were successful in
                                  asserting an alternative characterization for the SPARQS, the timing and character of income on the SPARQS and your basis for Siebel Stock received in exchange for the SPARQS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of
                                  SPARQS--United States Federal Income
                                  Taxation."

                             DESCRIPTION OF SPARQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "SPARQS" refers to each $ principal amount of our 10% SPARQS due August 30, 2003, Mandatorily Exchangeable for Shares of Common Stock of Siebel Systems, Inc. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..................   $

Maturity Date.....................   August 30, 2003, subject to extension in
                                     accordance with the following paragraph in the event of a Market Disruption Event on August 19, 2003.

                                     If the Final Call Notice Date is postponed due to a Market Disruption Event or otherwise and we elect to call the SPARQS, the Maturity Date will be postponed so that the Maturity Date will be the tenth calendar day following the Final Call Notice Date or, if such tenth calendar day is not a scheduled Trading Day, the immediately succeeding scheduled Trading Day. See "--Final Call Notice Date" below.

Interest Rate.....................   10% per annum (equivalent to $       per
                                     annum per SPARQS)

Interest Payment Dates............   May 30, 2002, August 30, 2002, November 30,
                                     2002, February 28, 2003, May 30, 2003 and
                                     the Maturity Date.

Record Date.......................   The Record Date for each Interest Payment
                                     Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 5 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day; provided, however, that in the event that we call the SPARQS, no Interest Payment Date will occur after the Morgan Stanley Notice
                                     Date, except for any Interest Payment Date for which the Morgan Stanley Notice Date falls on or after the "ex-interest" date for the related interest payment, in which case the related interest payment will be made on such Interest Payment Date; and provided, further, that accrued but unpaid interest payable on the Call Date, if any, will be payable to the person to whom the Call Price is payable. The "ex- interest" date for any interest payment is the date on which purchase transactions in the SPARQS no longer carry the right to receive such interest payment.

Specified Currency................   U.S. Dollars

Issue Price.......................   $       per SPARQS

Original Issue Date
(Settlement Date).................   February    , 2002

CUSIP.............................   61744Y397

Denominations.....................   $         and integral multiples thereof

Morgan Stanley Call Right.........   On any scheduled Trading Day on or after
                                     February    , 2003, we may call the SPARQS,
                                     in whole but not in part, for the Call
                                     Price. If we call the SPARQS, the cash
                                     Call Price and any accrued but
                                     unpaid interest on the SPARQS will be
                                     delivered to you on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your SPARQS to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you.

Morgan Stanley Notice Date........   The scheduled Trading Day on which we issue
                                     our notice of mandatory exchange, which
                                     must be at least 10 but not more than 30 days prior to the Call Date.

Final Call Notice Date............   August 19, 2003; provided that if August
                                     19, 2003 is not a Trading Day or if a
                                     Market Disruption Event occurs on such
                                     day, the Final Call Notice Date will be
                                     the immediately succeeding Trading Day on which no Market Disruption Event occurs.

Call Date.........................   The scheduled Trading Day on or after
                                     February    , 2003 and on or prior to the
                                     Maturity Date specified by us in our
                                     notice of mandatory exchange, on which we will deliver cash to holders of SPARQS for mandatory exchange.

Call Price........................   The Call Price with respect to any Call
                                     Date is an amount of cash per SPARQS such
                                     that the sum of the present values of all
                                     cash flows on each SPARQS to and including
                                     the Call Date (i.e., the Call Price and
                                     all of the interest payments on each
                                     SPARQS), discounted to the Original Issue
                                     Date from the applicable payment date at
                                     the Yield to Call rate of   % per annum
                                     computed on the basis of a 360-day year of twelve 30-day months, equals the Issue
                                     Price, as determined by the Calculation
                                     Agent.

                                     The table of indicative Call Prices set
                                     forth below illustrates what the Call
                                     Price per SPARQS would be if we were to
                                     call the SPARQS on February   , 2003 (which
                                     is the earliest date on which we may call the SPARQS) and on any subsequent scheduled Interest Payment Date through the Maturity Date:

                                     Call Date                        Call Price
                                     ---------                        ----------
                                     February     , 2003............. $
                                     February 28, 2003............... $
                                     May 30, 2003.................... $
                                     August 30, 2003................. $

                                     The indicative Call Prices set forth above
                                     do not include the accrued but unpaid
                                     interest that would also be payable on
                                     each SPARQS on the applicable Call Date.
                                     We may call the SPARQS on any scheduled
                                     Trading Day on or after February   , 2003.

                                     For more information regarding the
                                     determination of the Call Price and
                                     examples of how the Call Price is
                                     calculated in certain hypothetical
                                     scenarios, see Annex A to this pricing
                                     supplement.

Yield to Call.....................   The Yield to Call on the SPARQS is     %,
                                     which means that the annualized rate of
                                     return that you will receive on the Issue
                                     Price of the SPARQS if we call the SPARQS
                                     will be   %. The calculation of the Yield
                                     to Call takes into account the Issue Price
                                     of the SPARQS, the time to the Call Date,
                                     and the amount and timing of
                                     interest payments on the SPARQS, as well
                                     as the Call Price. If we call the SPARQS
                                     on any particular Call Date, the Call
                                     Price will be an amount so that the Yield
                                     to Call on the SPARQS to but excluding the
                                     Call Date will be   % per annum. See Annex
                                     A to this pricing supplement.

Exchange at Maturity..............   Unless we have previously called the
                                     SPARQS, at maturity, upon delivery of the
                                     SPARQS to the Trustee, we will apply the
                                     $       principal amount of each SPARQS as
                                     payment for and will deliver a number of shares of Siebel Stock at the Exchange
                                     Ratio.

                                     We shall, or shall cause the Calculation
                                     Agent to, (i) provide written notice to
                                     the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the SPARQS, of the amount of Siebel Stock to be delivered with respect to the $ principal amount of each SPARQS and (ii) deliver such shares of Siebel Stock (and cash in respect of interest and any fractional shares of Siebel Stock) to the Trustee for delivery to the holders.

No Fractional Shares..............   Upon delivery of the SPARQS to the Trustee
                                     at maturity, we will deliver the aggregate number of shares of Siebel Stock due with respect to all of such SPARQS, as described above, but we will pay cash in lieu of delivering any fractional share of Siebel Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of Siebel Stock as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the SPARQS.

Exchange Ratio....................   1.0, subject to adjustment for certain
                                     corporate events relating to Siebel. See
                                     "--Antidilution Adjustments" below.

Market Price......................   If Siebel Stock (or any other security for
                                     which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq
                                     National Market or is included in the OTC
                                     Bulletin Board Service ("OTC Bulletin
                                     Board") operated by the National
                                     Association of Securities Dealers, Inc.
                                     (the "NASD"), the Market Price for one
                                     share of Siebel Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal
                                     United States securities exchange
                                     registered under the Securities Exchange
                                     Act of 1934, as amended (the "Exchange
                                     Act"), on which Siebel Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National
                                     Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Siebel
                                     Stock (or any such other security) is
                                     listed or admitted to trading on such
                                     securities exchange), the last reported
                                     sale price of the principal trading
                                     session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading

                                     Day shall be the mean, as determined by
                                     the Calculation Agent, of the bid prices for Siebel Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq National Market" shall include a security included in any successor to such system, and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day.......................   A day, as determined by the Calculation
                                     Agent, on which trading is generally
                                     conducted on the New York Stock Exchange,
                                     Inc. ("NYSE"), the AMEX, the Nasdaq
                                     National Market, the Chicago Mercantile
                                     Exchange and the Chicago Board of Options
                                     Exchange and in the over-the-counter
                                     market for equity securities in the United
                                     States.

Acceleration Event................   If on any date the product of the Market
                                     Price per share of Siebel Stock and the
                                     Exchange Ratio is less than $2.00, the
                                     maturity date of the SPARQS will be deemed
                                     to be accelerated to such date, and we
                                     will apply the $        principal amount
                                     of each SPARQS as payment for and will
                                     deliver a number of shares of Siebel Stock at the then current Exchange Ratio, plus accrued but unpaid interest to but excluding the date of acceleration. See also "--Antidilution Adjustments" below.

Book Entry Note or
  Certificated Note...............   Book Entry

Senior Note or Subordinated
  Note............................   Senior

Trustee...........................   JPMorgan Chase Bank (formerly known as The
                                     Chase Manhattan Bank)

Agent for the underwritten offering
  of SPARQS.......................   MS & Co.

Calculation Agent.................   MS & Co.

                                     All determinations made by the Calculation
                                     Agent will be at the sole discretion of
                                     the Calculation Agent and will, in the
                                     absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                     All calculations with respect to the
                                     Exchange Ratio and Call Price for the
                                     SPARQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to the Call Price resulting from such calculations will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded to .7655); and all dollar amounts paid with respect to the Call Price on the aggregate number of SPARQS will be rounded to the nearest cent, with one-half cent rounded upward.

                                     Because the Calculation Agent is our
                                     affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the SPARQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining any Market Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments..........   The Exchange Ratio will be adjusted as
                                     follows:

                                     1. If Siebel Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Siebel Stock.

                                     2. If Siebel Stock is subject (i) to a
                                     stock dividend (issuance of additional
                                     shares of Siebel Stock) that is given
                                     ratably to all holders of shares of Siebel
                                     Stock or (ii) to a distribution of Siebel
                                     Stock as a result of the triggering of any provision of the corporate charter of Siebel, then once the dividend has become effective and Siebel Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Siebel Stock and (ii) the prior Exchange Ratio.

                                     3. There will be no adjustments to the
                                     Exchange Ratio to reflect cash dividends or other distributions paid with respect to Siebel Stock other than distributions described in clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Siebel Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                     Dividend for Siebel Stock by an amount
                                     equal to at least 10% of the Market Price of Siebel Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Siebel Stock, the Exchange Ratio with respect to Siebel Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and
                                     (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Siebel Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Siebel Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Siebel Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

                                     4. If Siebel issues rights or warrants to all holders of Siebel Stock to subscribe for or purchase Siebel Stock at an exercise price per share less than the Market Price of Siebel Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the SPARQS, then the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and a fraction, the numerator of which shall be the number of shares of Siebel Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Siebel Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Siebel Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Siebel Stock which the aggregate offering price of the total number of shares of Siebel Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                     5. If (i) there occurs any
                                     reclassification or change of Siebel
                                     Stock, including, without limitation, as a
                                     result of the issuance of any tracking
                                     stock by Siebel, (ii) Siebel or any
                                     surviving entity or subsequent surviving
                                     entity of Siebel (a "Siebel Successor")
                                     has been subject to a merger, combination
                                     or consolidation and is not the surviving
                                     entity, (iii) any statutory exchange of
                                     securities of Siebel or any Siebel
                                     Successor with another corporation occurs
                                     (other than pursuant to clause (ii)
                                     above), (iv) Siebel is liquidated, (v)
                                     Siebel issues to all of its shareholders
                                     equity securities of an issuer other than
                                     Siebel (other than in a transaction
                                     described in clause (ii), (iii) or (iv)
                                     above) (a "Spin-off Event") or (vi) a
                                     tender or exchange offer or going-private
                                     transaction is consummated for all the
                                     outstanding shares of Siebel Stock (any
                                     such event in clauses (i) through (vi), a
                                     "Reorganization Event"), the method of
                                     determining the amount payable upon
                                     exchange at maturity for each SPARQS will
                                     be adjusted to provide that each holder of
                                     SPARQS will receive at maturity, in
                                     respect of the $       principal amount of
                                     each SPARQS, securities, cash or any other assets distributed to holders of Siebel Stock in or as a result of any such

                                     Reorganization Event, including (i) in the
                                     case of the issuance of tracking stock,
                                     the reclassified share of Siebel Stock,
                                     (ii) in the case of a Spin-off Event, the
                                     share of Siebel Stock with respect to
                                     which the spun-off security was issued,
                                     and (iii) in the case of any other
                                     Reorganization Event where Siebel Stock
                                     continues to be held by the holders
                                     receiving such distribution, the Siebel
                                     Stock (collectively, the "Exchange
                                     Property"), in an amount with a value
                                     equal to the amount of Exchange Property
                                     delivered with respect to a number of
                                     shares of Siebel Stock equal to the
                                     Exchange Ratio at the time of the
                                     Reorganization Event. Notwithstanding the
                                     above, if the Exchange Property received
                                     in any such Reorganization Event consists
                                     only of cash, the maturity date of the
                                     SPARQS will be deemed to be accelerated to
                                     the date on which such cash is distributed
                                     to holders of Siebel Stock (unless we
                                     exercise the Morgan Stanley Call Right)
                                     and holders will receive in lieu of any
                                     Siebel Stock and as liquidated damages in
                                     full satisfaction of Morgan Stanley's
                                     obligations under the SPARQS the lesser of
                                     (i) the product of (x) the amount of cash
                                     received per share of Siebel Stock and (y)
                                     the then current Exchange Ratio and (ii)
                                     the Call Price calculated as though the
                                     date of acceleration were the Call Date
                                     (regardless of whether the date of
                                     acceleration is a day which occurs prior
                                     to February   , 2003). If Exchange Property
                                     consists of more than one type of
                                     property, holders of SPARQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                     For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                     No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Ratio will be made up to the close of business on the third Trading Day prior to the Maturity Date.

                                     No adjustments to the Exchange Ratio or
                                     method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of Siebel Stock, including, without limitation, a partial tender or exchange offer for Siebel Stock.

                                     The Calculation Agent shall be solely
                                     responsible for the determination and
                                     calculation of any adjustments to the
                                     Exchange Ratio or method of calculating
                                     the Exchange Ratio and of any related
                                     determinations and calculations with
                                     respect to any distributions of stock,
                                     other securities or other property or
                                     assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                     The Calculation Agent will provide
                                     information as to any adjustments to the Exchange Ratio or to the method of calculating the amount payable upon exchange at maturity of the SPARQS in accordance with paragraph 5 above upon written request by any holder of the SPARQS.

Market Disruption Event...........   "Market Disruption Event" means, with
                                     respect to Siebel Stock:

                                        (i) a suspension, absence or material
                                        limitation of trading of Siebel Stock
                                        on the primary market for Siebel Stock
                                        for more than two hours of trading or
                                        during the one-half hour period
                                        preceding the close of the principal
                                        trading session in such market; or a
                                        breakdown or failure in the price and
                                        trade reporting systems of the primary
                                        market for Siebel Stock as a result of
                                        which the reported trading prices for
                                        Siebel Stock during the last one-half
                                        hour preceding the close of the
                                        principal trading session in such
                                        market are materially inaccurate; or
                                        the suspension, absence or material
                                        limitation of trading on the primary
                                        market for trading in options contracts
                                        related to Siebel Stock, if available,
                                        during the one-half hour period
                                        preceding the close of the principal
                                        trading session in the applicable
                                        market, in each case as determined by
                                        the Calculation Agent in its sole
                                        discretion; and

                                        (ii) a determination by the Calculation
                                        Agent in its sole discretion that any
                                        event described in clause (i) above
                                        materially interfered with the ability
                                        of Morgan Stanley or any of its
                                        affiliates to unwind or adjust all or a
                                        material portion of the hedge with
                                        respect to the SPARQS.

                                     For purposes of determining whether a
                                     Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,
                                     (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Siebel Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Siebel Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Siebel Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default....   In case an event of default with respect to
                                     the SPARQS shall have occurred and be
                                     continuing, the amount declared due and
                                     payable per SPARQS upon any acceleration
                                     of the SPARQS shall be determined by the
                                     Calculation Agent and shall be an amount
                                     in cash equal to the lesser of (i) the
                                     product of (x) the Market Price of Siebel
                                     Stock (and any Exchange Property) as of
                                     the date of such acceleration and (y) the
                                     then current Exchange Ratio and (ii) the
                                     Call Price calculated as though the date
                                     of acceleration were the Call Date
                                     (regardless of whether the date of
                                     acceleration is a day which occurs prior
                                     to February   , 2003), in each case plus
                                     accrued but unpaid interest to but
                                     excluding the date of acceleration;
                                     provided that if we have called the SPARQS in accordance with the Morgan Stanley Call
                                     Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each SPARQS equal to the Call Price for the Call Date specified in our notice of mandatory exchange, plus accrued but unpaid interest to but excluding the date of acceleration.

Siebel Stock; Public Information..   Siebel is a provider of web-based software
                                     applications. Siebel Stock is registered under the Exchange Act. Companies with securities registered under the Exchange
                                     Act are required to file periodically
                                     certain financial and other information
                                     specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the
                                     Commission at Room 1024, 450 Fifth Street,
                                     N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the
                                     Commission, 450 Fifth Street, N.W.,
                                     Washington, D.C. 20549, at prescribed
                                     rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Siebel pursuant to the Exchange Act can be located by reference to Commission file number 0-20725. In addition, information regarding Siebel may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                     This pricing supplement relates only to
                                     the SPARQS offered hereby and does not
                                     relate to Siebel Stock or other securities of Siebel. We have derived all disclosures contained in this pricing supplement regarding Siebel from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Siebel in connection with the offering of the SPARQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Siebel is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Siebel Stock (and therefore the price of Siebel Stock at the time we price the SPARQS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Siebel could affect the value received at maturity with respect to the SPARQS and therefore the trading prices of the SPARQS.

                                     Neither we nor any of our affiliates makes any representation to you as to the performance of Siebel Stock.

                                     We and/or our affiliates may presently or from time to time engage in business with Siebel, including extending loans to, or making equity investments in, Siebel or providing advisory services to Siebel, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Siebel, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Siebel. The statements in the preceding two sentences are not intended to affect the rights of holders of the SPARQS under the securities laws. As a prospective purchaser of SPARQS, you should undertake an independent investigation of Siebel as in your judgment is appropriate to make an informed decision with respect to an investment in Siebel Stock.

Historical Information............   The following table sets forth the
                                     published high and low Market Prices of
                                     Siebel Stock during 1999, 2000, 2001 and
                                     2002 through January 31, 2002. The Market
                                     Price of Siebel Stock on January 31, 2002 was $35.39. We obtained the Market Prices and other information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.
                                     You should not take the historical prices of Siebel Stock as an indication of future performance. The price of Siebel Stock may decrease so that at maturity you will receive an amount of Siebel Stock worth less than the principal amount of the SPARQS. We cannot give you any assurance that the price of Siebel Stock will increase so that at maturity you will receive an amount of Siebel Stock worth more than the principal amount of the SPARQS. To the extent that the Market
                                     Price at maturity of shares of Siebel
                                     Stock at the Exchange

                                     Ratio is less than the Issue Price of the SPARQS and the shortfall is not offset by the coupon paid on the SPARQS, you will lose money on your investment.

                                                                 High     Low
                                                                 ----     ---
                                     (CUSIP 826170102)
                                     1999
                                     First Quarter............ $ 13.59   $ 8.22
                                     Second Quarter...........   16.58     8.09
                                     Third Quarter............   19.02    12.59
                                     Fourth Quarter...........   44.56    16.69

                                     2000
                                     First Quarter............   83.84    34.50
                                     Second Quarter...........   84.09    43.28
                                     Third Quarter............  116.48    68.19
                                     Fourth Quarter...........  119.31    59.81

                                     2001
                                     First Quarter............   79.38    25.13
                                     Second Quarter ..........   54.97    23.04
                                     Third Quarter ...........   49.53    12.98
                                     Fourth Quarter...........   30.94    13.05

                                     2002
                                     First Quarter
                                     (through January 31, 2002)  37.20    29.25

                                     Historical prices have been adjusted for two 2-for-1 stock splits, which became effective in the fourth quarter of 1999 and the third quarter of 2000, respectively.

                                     Siebel has not paid cash dividends on
                                     Siebel Stock to date. We make no
                                     representation as to the amount of
                                     dividends, if any, that Siebel will pay in the future. In any event, as a holder of the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on Siebel Stock.

Use of Proceeds and Hedging.......   The net proceeds we receive from the sale
                                     of the SPARQS will be used for general
                                     corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the SPARQS. See also "Use of Proceeds" in the accompanying prospectus.

                                     On or prior to the date of this pricing
                                     supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the SPARQS by taking positions in Siebel Stock, in options contracts on Siebel Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the SPARQS. Purchase activity could potentially increase the price of Siebel Stock, and therefore effectively increase the level at which Siebel Stock must trade before you would receive at maturity an amount of Siebel Stock worth as much as or more than the principal amount of the SPARQS. Although we have no reason to believe that our hedging activity will have a material impact on the price of Siebel Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the SPARQS by purchasing and selling Siebel Stock, options contracts on Siebel Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.

Supplemental Information
Concerning Plan of Distribution...   Under the terms and subject to conditions
                                     contained in the U.S. distribution
                                     agreement referred to in the prospectus
                                     supplement under "Plan of Distribution,"
                                     the Agent, acting as principal for its own
                                     account, has agreed to purchase, and we
                                     have agreed to sell, the principal amount
                                     of SPARQS set forth on the cover of this
                                     pricing supplement. The Agent proposes
                                     initially to offer the SPARQS directly to
                                     the public at the public offering price
                                     set forth on the cover page of this
                                     pricing supplement plus accrued interest,
                                     if any, from the Original Issue Date;
                                     provided that the price will be $
                                     per SPARQS and the underwriting discounts
                                     and commissions will be $      per SPARQS
                                     for purchasers of 100,000 or more SPARQS
                                     in any single transaction, subject to the
                                     holding period requirements described
                                     below. The Agent may allow a concession
                                     not in excess of   % of the principal
                                     amount of the SPARQS to other dealers. We expect to deliver the SPARQS against payment therefor in New York, New York on
                                               , 2002. After the initial
                                     offering of the SPARQS, the Agent may vary the offering price and other selling terms from time to time.

                                     Where an investor purchases 100,000 or
                                     more SPARQS in a single transaction at the
                                     reduced price, approximately   % of the
                                     SPARQS purchased by the investor (the
                                     "Delivered SPARQS") will be delivered on
                                     the Settlement Date. The balance of
                                     approximately   % of the SPARQS (the
                                     "Escrowed SPARQS") purchased by the
                                     investor will be held in escrow at MS &
                                     Co. for the benefit of the investor and
                                     delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered SPARQS have held all of the Delivered SPARQS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered SPARQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed SPARQS will be forfeited by the investor and not delivered to it. The Escrowed SPARQS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per SPARQS for such investors to 100% of the principal amount of the SPARQS. Should investors who are subject to the holding period requirement sell their SPARQS once the holding period is no longer applicable, the market price of the SPARQS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                     In order to facilitate the offering of the SPARQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the SPARQS or Siebel Stock. Specifically, the Agent may sell more SPARQS than it is obligated to purchase in connection with the offering or may sell Siebel Stock it does not own, creating a naked short position in the SPARQS or Siebel Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the SPARQS or Siebel Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the SPARQS or Siebel Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, SPARQS or Siebel Stock in the open market to stabilize the price of the SPARQS. Any of these activities may raise or maintain the market price of the SPARQS above independent market levels or prevent or retard a decline in the market price of the SPARQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension Plans
and Insurance Companies...........   Each fiduciary of a pension, profit-sharing
                                     or other employee benefit plan subject to the Employee Retirement Income Security
                                     Act of 1974, as amended ("ERISA"), (a
                                     "Plan") should consider the fiduciary
                                     standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the SPARQS.
                                     Accordingly, among other factors, the
                                     fiduciary should consider whether the
                                     investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                     In addition, we and certain of our
                                     subsidiaries and affiliates, including MS
                                     & Co. and Morgan Stanley DW Inc. (formerly
                                     Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the SPARQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the SPARQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                     The U.S. Department of Labor has issued
                                     five prohibited transaction class
                                     exemptions ("PTCEs") that may provide
                                     exemptive relief for direct or indirect
                                     prohibited transactions resulting from the purchase or holding of the SPARQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                     Because we may be considered a party in
                                     interest with respect to many Plans, the SPARQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the SPARQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                     Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the SPARQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                     In addition to considering the
                                     consequences of holding the SPARQS,
                                     employee benefit plans subject to ERISA
                                     (or insurance companies deemed to be
                                     investing ERISA plan assets) purchasing
                                     the SPARQS should also consider the
                                     possible implications of owning Siebel
                                     Stock upon exchange of the SPARQS at
                                     maturity. Purchasers of the SPARQS have
                                     exclusive responsibility for ensuring that their purchase and holding of the SPARQS do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
  Taxation........................   The following summary is based on the
                                     advice of Davis Polk & Wardwell, our
                                     special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial holders of the SPARQS purchasing the SPARQS at the Issue
                                     Price, who will hold the SPARQS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a SPARQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the SPARQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                     General

                                     Pursuant to the terms of the SPARQS, we
                                     and every holder of a SPARQS agree (in the
                                     absence of an administrative determination
                                     or judicial ruling to the contrary) to
                                     characterize a SPARQS for all tax purposes
                                     as an investment unit consisting of the
                                     following components (the "Components"):
                                     (A) a terminable contract (the "Terminable
                                     Forward Contract") that (i) requires the
                                     holder of the SPARQS (subject to the
                                     Morgan Stanley Call Right) to purchase,
                                     and us to sell, for an amount equal to
                                     $        (the "Forward Price"), Siebel
                                     Stock at maturity and (ii) allows us, upon
                                     exercise of the Morgan Stanley Call Right,
                                     to terminate the Terminable Forward
                                     Contract by returning to the holder the
                                     Deposit (as defined below) and paying to
                                     the holder an amount of cash equal to the
                                     difference between the Deposit and the
                                     Call Price; and (B) a deposit with us of a
                                     fixed amount of cash, equal to the Issue
                                     Price, to secure the holder's obligation
                                     to purchase Siebel Stock (the "Deposit"),
                                     which Deposit bears an annual yield of   %
                                     per annum, which yield is based on our
                                     cost of borrowing. Under this
                                     characterization, less than the full
                                     quarterly payments on the SPARQS will be attributable to the yield on the Deposit. Accordingly, the excess of the quarterly payments on the SPARQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the holders' entry into the Terminable Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the SPARQS, we will allocate 100% of the Issue Price of the SPARQS to the Deposit and none to the Terminable Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the SPARQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the SPARQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the SPARQS or instruments similar to the SPARQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the SPARQS. Due to the absence of authorities that directly address instruments that are similar to the SPARQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the SPARQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SPARQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein.
                                     Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the SPARQS (including alternative characterizations of the SPARQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                     U.S. Holders

                                     As used herein, the term "U.S. Holder"
                                     means an owner of a SPARQS that is, for
                                     U.S. federal income tax purposes, (i) a
                                     citizen or resident of the United States,
                                     (ii) a corporation created or organized
                                     under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                     Tax Treatment of the SPARQS

                                     Assuming the characterization of the
                                     SPARQS and the allocation of the Issue
                                     Price as set forth above, Tax Counsel
                                     believes that the following U.S. federal income tax consequences should result.

                                     Quarterly Payments on the SPARQS. To the extent attributable to the yield on the Deposit, quarterly payments on the SPARQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that any Contract Fees with respect to the SPARQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                     Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Terminable Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                     Settlement of the Terminable Forward
                                     Contract. Upon maturity of the Terminable
                                     Forward Contract, a U.S. Holder would,
                                     pursuant to the Terminable Forward
                                     Contract, be deemed to have applied the
                                     Forward Price toward the purchase of
                                     Siebel Stock, and the U.S. Holder would
                                     not recognize any gain or loss with
                                     respect to any Siebel Stock received. With respect to any cash received upon maturity (other than in respect of any accrued interest on the Deposit and, possibly, any accrued Contract Fees), a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be.

                                     With respect to any Siebel Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in the Siebel Stock equal to the pro rata portion of the Forward Price allocable to it. The allocation of the Forward Price between cash and Siebel Stock should be based on the amount of the cash received and the relative fair market value of Siebel Stock as of the Maturity Date. The holding period for any Siebel Stock received would start on the day after the maturity of the SPARQS.

                                     U.S. Holders should note that while any
                                     accrued but unpaid interest on the Deposit and any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Terminable Forward Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a SPARQS.

                                     Sale, Exchange or Early Retirement of the
                                     SPARQS. Upon a sale or exchange of a
                                     SPARQS prior to the maturity of the SPARQS or upon their retirement prior to maturity pursuant to the Morgan Stanley Call Right, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder's tax basis in the SPARQS so sold, exchanged or retired. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the SPARQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the SPARQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a SPARQS.

                                     Possible Alternative Tax Treatments of an
                                     Investment in the SPARQS

                                     Due to the absence of authorities that
                                     directly address the proper
                                     characterization of the SPARQS, no
                                     assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a SPARQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                     If the IRS were successful in asserting
                                     that the Contingent Payment Regulations
                                     applied to the SPARQS, the timing and
                                     character of income thereon would be
                                     significantly affected. Among other
                                     things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. In addition, a U.S. Holder would recognize income upon maturity of the SPARQS to the extent that the value of Siebel Stock and cash (if any) received exceeds the adjusted issue price. Furthermore, any gain realized with respect to the SPARQS would generally be treated as ordinary income.

                                     Even if the Contingent Payment Regulations do not apply to the SPARQS, other alternative federal income tax characterizations or treatments of the SPARQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the SPARQS. It is possible, for example, that a SPARQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the SPARQS.

                                     Constructive Ownership

                                     Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized or deemed to be recognized (as described below) by such taxpayer with respect to the derivative position would be recharacterized as ordinary income. Although Section 1260 in its current form does not apply to the SPARQS, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the SPARQS. If Section 1260 were to apply to the SPARQS, the effect on a U.S. Holder would be to treat all or a portion of the long term capital gain (if any) recognized by such U.S. Holder on sale or maturity of a SPARQS as ordinary income, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired the underlying stock itself on the issue date of the SPARQS and disposed of the underlying stock upon disposition (including retirement) of the SPARQS.
                                     Section 1260, if applicable, would require a U.S. Holder that receives shares of Siebel Stock at maturity to recognize as ordinary income the amount that would have been treated as ordinary income according to the rule described in the preceding sentence, if the U.S. Holder had sold the SPARQS at maturity for fair market value. In addition, Section 1260 would impose an interest charge on the gain (or deemed gain) that was recharacterized on the sale or maturity of the SPARQS.

                                     Backup Withholding and Information
                                     Reporting

                                     A U.S. Holder of a SPARQS may be subject to information reporting and to backup withholding in respect of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.


                                                                                                                             Annex A
                                                Hypothetical Call Price Calculations

The following tables set forth sample calculations of the Call Price for hypothetical Call Dates of February 24, 2003, May 24, 2003 and August 30, 2003 (the scheduled Maturity Date) based on the following hypothetical terms:

     o    Original Issue Date: February 21, 2002
     o    Interest Payment Dates: Each February 28, May 30, August 30 and November 30, beginning May 30, 2002
     o    Yield to Call: 36.00% per annum (computed on the basis of a 360-day year of twelve 30-day months)
     o    Issue Price: $35.00 per SPARQS
     o    Interest Rate: 10% per annum

The Call Price with respect to any Call Date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to and including the Call Date (i.e., the Call Price and all of the interest payments on each SPARQS), discounted to the Original Issue Date from the applicable payment date at the hypothetical Yield to Call rate of 36.00% per annum, equals the Issue Price.

The Call Price in each of the hypothetical examples shown below is determined as follows:

     o    The known cash flows on the SPARQS, i.e., the interest payments, are discounted to their present value on the Original
          Issue Date at the applicable Discount Factor, based on a rate equal to the Yield to Call. The sum of these present values equals the present value on the Original Issue Date of all of the interest payments payable on the SPARQS to and including the applicable Call Date.

          o    For example, the present value of all of the interest payments for the hypothetical Call Date of February 24, 2003 is $2.9176 ($.8845 + $.7446 + $.6895 + $.5990).

     o    Since the present value of all payments on the SPARQS to and including the Call Date must equal the Issue Price, we can determine the present value of the applicable Call Price by subtracting the sum of the present values of the interest payments from the Issue Price.

          o    For example, for the hypothetical Call Date of February 24, 2003, the present value of the Call Price is $32.0824
               ($35.00 - $2.9176).

     o    The Call Price is then derived by determining the amount that, when discounted to the Original Issue Date from the applicable Call Date at the applicable Discount Factor, equals the present value of the Call Price.

          o    For the hypothetical Call Date of February 24, 2003, the Call Price is therefore $43.7440, which is the amount that if paid on February 24, 2003 has a present value on the Original Issue Date of $32.0824, based on the applicable
               Discount Factor.

                                                            o    o    o

The Call Prices calculated in the following tables are based upon the hypothetical terms set forth above and three sample Call
Dates. The actual amount you will receive if we call the SPARQS will depend upon the actual terms of the SPARQS and the actual Call
Date.

                                                   Call Date of February 24, 2003
                                                   ------------------------------

                                                                                                                       Present Value
                                                                                                                        at Original
                                         Accrued but               Total Cash   Days                                   Issue Date of
                                            Unpaid                  Received    from        Years from      Discount   Cash Received
                       Issue   Interest    Interest                    on     Original    Original Issue     Factor      on Payment
                       Price   Payments  Received on  Call Price    Payment     Issue          Date         at Yield   Date at Yield
  Payment Date         Paid    Received   Call Date   Received(1)     Date     Date(2)     (Days(2)/360)   to Call(3)     to Call
------------------  ---------  --------  -----------  -----------  ---------- --------    --------------   ----------  -------------

February 21, 2002   ($35.0000)       --           --         --           --        0         0.0000000    100.00000%        --
May 30, 2002               --    $.9625           --         --       $.9625       99          .2750000     91.89181%         $.8845
August 30, 2002            --    $.8750           --         --       $.8750      189          .5250000     85.09265%         $.7446
November 30, 2002          --    $.8750           --         --       $.8750      279          .7750000     78.79658%         $.6895
February 24, 2003          --        --       $.8167         --       $.8167      363         1.0083333     73.34124%         $.5990
Call Date
(February 24, 2003)        --        --           --   $43.7440     $43.7440      363         1.0083333     73.34124%       $32.0824
                                                                                                                            --------

Total amount received on the Call Date: $44.5607                                                              Total:        $35.0000
Total amount received over the term of the SPARQS: $47.2732

-------------------
1    The Call Price is the dollar amount that has a present value of $32.0824 discounted to the Original Issue Date from the Call
     Date at the Yield to Call rate of 36%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $35.00.

2    Based upon a 360-day year of twelve 30-day months.

                          1
3    Discount Factor = -------, where x is Years from Original Issue Date.
                       1.36(x)




                                                     Call Date of May 24, 2003
                                                     -------------------------
                                                                                                                       Present Value
                                                                                                                        at Original
                                         Accrued but               Total Cash   Days                                   Issue Date of
                                            Unpaid                  Received    from        Years from      Discount   Cash Received
                       Issue   Interest    Interest                    on     Original    Original Issue     Factor      on Payment
                       Price   Payments  Received on  Call Price    Payment     Issue          Date         at Yield   Date at Yield
  Payment Date         Paid    Received   Call Date   Received(1)     Date     Date(2)     (Days(2)/360)   to Call(3)     to Call
------------------  ---------  --------  -----------  -----------  ---------- --------    --------------   ----------  -------------
February 21, 2002   ($35.0000)       --           --         --           --        0         0.0000000    100.00000%             --
May 30, 2002               --    $.9625           --         --       $.9625       99          .2750000     91.89181%         $.8845
August 30, 2002            --    $.8750           --         --       $.8750      189          .5250000     85.09265%         $.7446
November 30, 2002          --    $.8750           --         --       $.8750      279          .7750000     78.79658%         $.6895
February 28, 2003          --    $.8750           --         --       $.8750      369         1.0250000     72.96635%         $.6385
May 24, 2003               --        --       $.8167         --       $.8167      453         1.2583333     67.91466%         $.5547
Call Date (May
24, 2003)                  --        --           --   $46.3644     $46.3644      453         1.2583333     67.91466%       $31.4882
                                                                                                                            --------
Total amount received on the Call Date: $47.1811                                                              Total:        $35.0000
Total amount received over the term of the SPARQS: $50.7686

-------------------
1    The Call Price is the dollar amount that has a present value of $31.4882 discounted to the Original Issue Date from the Call
     Date at the Yield to Call rate of 36%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $35.00.

2    Based upon a 360-day year of twelve 30-day months.

                          1
3    Discount Factor = -------, where x is Years from Original Issue Date.
                       1.36(x)



                                           Call Date of August 30, 2003 (Maturity Date)
                                           --------------------------------------------
                                                                                                                       Present Value
                                                                                                                        at Original
                                         Accrued but               Total Cash   Days                                   Issue Date of
                                            Unpaid                  Received    from        Years from      Discount   Cash Received
                       Issue   Interest    Interest                    on     Original    Original Issue     Factor      on Payment
                       Price   Payments  Received on  Call Price    Payment     Issue          Date         at Yield   Date at Yield
  Payment Date         Paid    Received   Call Date   Received(1)     Date     Date(2)     (Days(2)/360)   to Call(3)     to Call
------------------  ---------  --------  -----------  -----------  ---------- --------    --------------   ----------  -------------

February 21, 2002   ($35.0000)       --           --         --           --        0         0.0000000    100.00000%             --
May 30, 2002               --    $.9625           --         --       $.9625       99          .2750000     91.89181%         $.8845
August 30, 2002            --    $.8750           --         --       $.8750      189          .5250000     85.09265%         $.7446
November 30, 2002          --    $.8750           --         --       $.8750      279          .7750000     78.79658%         $.6895
February 28, 2003          --    $.8750           --         --       $.8750      369         1.0250000     72.96635%         $.6385
May 30, 2003               --    $.8750           --         --       $.8750      459         1.2750000     67.56751%         $.5912
August 30, 2003            --        --       $.8750         --       $.8750      549         1.5250000     62.56813%         $.5475
Call Date (August
30, 2003)                  --        --           --   $49.3929     $49.3929      549         1.5250000     62.56813%       $30.9042
                                                                                                                            --------
Total amount received on the Call Date: $50.2679                                                               Total:       $35.0000
Total amount received over the term of the SPARQS: $54.7304

-------------------
1    The Call Price is the dollar amount that has a present value of $30.9042 discounted to the Original Issue Date from the Call
     Date at the Yield to Call rate of 36%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $35.00.

2    Based upon a 360-day year of twelve 30-day months.

                          1
3    Discount Factor = -------, where x is Years from Original Issue Date.
                       1.36(x)


                        MORGAN STANLEY DEAN WITTER & CO.